FIRST LEHIGH CORPORATION
COMPUTATION OF EARNINGS PER SHARE                                  EXHIBIT 11.1
THREE MONTHS ENDED MARCH 31, 1998 AND 1997


                                            MARCH         MARCH
BASIC EPS:                                 31 1998      31 1997
                                          ---------     ---------
NET INCOME                                  294,761     1,051,650
LESS PREFERRED STOCK DIVIDENDS:
    SERIES A                                (55,498)      (55,498)
    SENIOR                                  (56,085)      (56,273)
                                          ---------     ---------
NET INCOME AVAILABLE TO
 COMMON SHAREHOLDERS                        183,178       939,879
                                          ---------     ---------
COMMON STOCK OUTSTANDING:                 2,050,900     2,000,000
                                          ---------     ---------
EARNINGS PER SHARE - BASIC                     0.09          0.47
                                          =========     =========


                                            MARCH         MARCH
DILUTED EPS:                               31, 1998     31, 1997
                                          ---------     ---------

NET INCOME                                  294,761     1,051,650
                                          ---------     ---------
DILUTED EFFECT OF POTENTIAL
  COMMON STOCK:
     COMMON STOCK                         2,050,900     2,000,000
     STOCK OPTIONS                           60,000        60,000
     HYPOTHETICAL SHARE REPURCHASE (1)      (28,000)      (36,522)
     COMMON SHARES ISSUED UPON
       ASSUMED CONVERSION:
         SERIES A (2)                       545,600       545,600
         SENIOR (3)                         899,463       900,363
                                          ---------     ---------
DILUTIVE COMMON STOCK
OUTSTANDING:                              3,527,963     3,469,441
                                          ---------     ---------
EARNINGS PER SHARE - DILUTED                   0.08          0.30
                                          =========     =========


----------

(1) ASSUMES CONVERSION OF THE STOCK OPTIONS INTO COMMON SHARES USING TREASURY STOCK METHOD OF COMPUTATION.

(2) ASSUMES THE CONVERSION OF THE SERIES A PREFERRED STOCK INTO COMMON SHARES AT THE RATE OF .8 SHARES OF COMMON STOCK FOR EACH SHARE OF SERIES A PREFERRED STOCK. THE CONVERSION RATE OF SERIES A PREFERRED STOCK CHANGED FROM .8 TO .72 IN MARCH 1996. HOWEVER, THE BOARD OF DIRECTORS HAS APPROVED AN AMENDMENT THAT WOULD RETAIN THE .8 CONVERSION RATE UNTIL MARCH 1999, SUBJECT TO SHAREHOLDER APPROVAL. FOR PURPOSES OF THIS CALCULATION THE CONVERSION RATE OF .8 WAS USED.

(3) ASSUMES CONVERSION OF SENIOR PREFERRED SHARES INTO COMMON STOCK AT FULL VALUE SINCE THE BASE VALUE APPROXIMATES MARKET VALUE.


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